Exhibit 99.1

Press Release

SYSTEMONE TECHNOLOGIES INC.
REPORTS OPERATING RESULTS FOR 2003

Miami, FL, March 25, 2004 – SystemOne Technologies Inc. (OTCBB:STEK), today reported operating results for the twelve months ended December 31, 2003.

Revenues for the twelve months ended December 31, 2003 were $16,847,000 compared to revenues of $17,720,000 for the corresponding period of 2002. The Company generated an operating profit for the twelve months ended December 31, 2003 of $2,342,000 compared with an operating profit of $3,778,000 for the corresponding period of 2002. The Company’s net income for the twelve months ended December 31, 2003, which included other income of $5,779,000, was $5,272,000, compared with net income of $972,000, for the corresponding period of 2002. The company’s net income attributable to common stock for the twelve months ended December 31, 2003 was $3,036,000 or a net income of $.61 cents per share, compared with a net loss of $1,323,000 or a loss of $.28 cents per share, in 2002.

The Company reported that revenues declined due to the termination of its Exclusive Marketing and Distribution Agreement with Safety-Kleen. The agreement was terminated on September 30, 2003 and SystemOne received a $14 million settlement, which will be used to rebuild the Company’s Marketing and Distribution channels and repay debt.

Chief Executive Officer Paul I. Mansur stated, “The Company’s results include a one time gain in the amount of $5,779,000 resulting from the termination of the Exclusive Marketing and Distribution Agreement with Safety-Kleen.” Mansur added, “Because Safety-Kleen was the Company’s only customer, we must establish new distribution channels for our products. We are currently undertaking that effort and to date we have communicated with more than 90 potential distributors nationwide. We believe that approximately 40 to 50 distributors in this group will be qualified distributors for our products.” Mansur added, “Approximately eight distributors have been appointed to date and the Company began shipping initial orders to its new distributors in the first quarter of 2004. We expect to ship approximately 150 units during the first quarter of 2004 with increases throughout the year. Mansur added, “There can be no assurances that we will be successful in retaining these distributors and increasing shipments.”

Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products, which incorporate environmentally friendly, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ. Such uncertainties include the ability to enter into satisfactory arrangements with distributors and other resellers of SystemOne’s parts washers; the ability of SystemOne and any such distributors to penetrate the market for parts washers and to offer the SystemOne parts washers on commercial terms and prices that will be attractive to customers; and the sufficiency of SystemOne’s financial resources to fund the Company’s operations pending the development of sources of revenue that will be sufficient to sustain SystemOne’s operations. Any failure to obtain new distributors in a timely manner could have a material adverse effect on SystemOne’s results of operations, cash flows and financial condition. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

For further information contact SystemOne CEO Paul I. Mansur at (305) 593-8015. Detailed information about SystemOne can be found on the company’s website (www.systemonetechnologies.com) or by viewing the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

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Tables Follow

SYSTEMONE TECHNOLOGIES INC.
STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31
	2003	2002
Revenues	$16,847,498	$17,719,726
Cost of goods sold	(11,154,438)	(10,916,191)

Gross profit	5,693,060	6,803,535

Operating expenses:
Selling, general and administrative	3,004,251	2,780,574
Research and development	346,554	320,083
Restructuring and other charges	—	(75,000)

Total operating expenses	3,350,805	3,025,657

Operating income	2,342,255	3,777,878

Other income (expense):
Safety-Kleen termination fee income	5,778,701	—
Interest expense	(3,051,845)	(3,173,838)
Interest income	389,469	367,621

Other income (expense), net	3,116,325	(2,806,217)

Income before income tax provision	5,458,580	971,661

Income tax provision	(186,705)	—

Net income	5,271,875	971,661

Dividends and accretion of discount on redeemable convertible preferred stock	(2,236,058)	(2,294,366)

Net income (loss) attributable to common shares	$3,035,817	$(1,322,705)

Basic net income (loss) per common share	$0.61	$(0.28)

Diluted net income (loss) per common share	$0.45	$(0.28)

Weighted average shares outstanding – basic	4,936,763	4,742,923

Weighted average shares outstanding – diluted	10,066,255	4,742,923

SYSTEMONE TECHNOLOGIES INC.
BALANCE SHEETS

	DECEMBER 31
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,359,168	$505,066
Receivables	7,126	2,585,536
Inventories	1,744,682	1,250,802
Prepaid and other assets	385,961	384,351
Assets held for sale	38,688	—

Total current assets	10,535,625	4,725,755

Property and equipment, net	539,525	1,133,005
Non-current portion of receivables, net of discount	—	2,008,818
Debt issue costs	197,138	316,531

Total assets	$11,272,288	$8,184,109

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,165,584	$1,252,974
Warranty accrual	240,742	435,392
Deferred revenue	63,890	106,814
Current installments of long-term debt	1,466,175	142,112

Total current liabilities	2,936,391	1,937,292

Long-term debt	27,714,330	30,834,546
Warranty accrual, non-current	176,518	239,098

Total liabilities	30,827,239	33,010,936

Commitments and contingencies

Redeemable convertible preferred stock, voting, $1.00 par value per share. Authorized 1,500,000 shares, 197,376 issued and outstanding (182,270 in 2002) at liquidation value	19,737,600	18,227,000
Less unamortized discount	(282,885)	(1,008,344)

Net redeemable convertible preferred stock	19,454,715	17,218,656

Stockholders’ deficit:
Common stock, $0.001 par value per share, authorized 25,000,000 shares, issued and outstanding 4,960,087 in 2003 and 4,742,923 in 2002	4,960	4,743
Additional paid-in capital	20,722,868	20,723,085
Deficit	(59,737,494)	(62,773,311)

Total stockholders’ deficit	(39,009,666)	(42,045,483)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$11,272,288	$8,184,109

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